Exhibit 99.1
FOR RELEASE AT 3:00 PM CST
Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2013 SECOND QUARTER RESULTS

Milwaukee, Wisconsin – January 24, 2013 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) (“STRATTEC” or the “Company”) today reported operating results for the fiscal second quarter ended December 30, 2012.

Net sales for the Company’s second quarter ended December 30, 2012 were $72.2 million, compared to net sales of $65.9 million for the second quarter ended January 1, 2012.  Net income for the current quarterly period was $2.4 million, compared to net income of $1.5 million in the prior year quarter.  Diluted earnings per share for the current quarterly period were $.70 compared to diluted earnings per share of $.47 during the prior year quarter.

For the six months ended December 30, 2012, net sales were $143.1 million compared to net sales of $132.3 million during the prior year six month period.  Net income during the current six month period was $5.1 million compared to net income of $2.8 million during the prior year six month period. Diluted earnings per share were $1.48 for the current six month period ended December 30, 2012 compared to diluted earnings per share of $.85 for the prior year six month period ended January 1, 2012.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in millions):

	Three Months Ended
	December 30, 2012	January 1, 2012
Chrysler Group LLC	$23.0	$22.4
General Motors Company	13.5	14.4
Ford Motor Company	10.5	8.1
Tier 1 Customers	15.0	11.4
Commercial and Other OEM Customers	7.7	5.9
Hyundai / Kia	2.5	3.7
TOTAL	$72.2	$65.9

Increased sales to Chrysler Group LLC and Ford Motor Company in the current quarter were primarily due to increased customer vehicle production volumes on models for which we supply components.  New product content also contributed to the increased sales to Ford Motor Company.  The reduction in sales to General Motors Company in the current quarter was primarily attributed to business we lost to other suppliers during the latter half of the 2012 model year,  partially offset by higher production on other General Motors vehicles for which we continue to supply components.  Increased sales to Tier 1, Commercial and Other OEM customers during the current quarter relates to market growth and the increasing impact of other vehicle access control products such as latches, fobs, and driver controls that have been developed in recent years to complement our historic core business of locks and keys.  The reduction in sales to Hyundai / Kia in the current quarter was principally due to lower customer vehicle production volume and the discontinuation of a vehicle model for which we had been supplying components.

Gross profit margins were 17.0 percent in the current quarter compared to 17.1 percent in the prior year quarter.   The benefits of higher volumes on gross profit margin in the current year quarter were negatively impacted by a less favorable product sales mix, an unfavorable Mexico Peso to U.S. Dollar exchange rate affecting the Company’s operations in Mexico, higher expense provisions for our pension plan and for the accrual of bonuses earned under our incentive bonus plans.   The Company froze its Defined Benefit Pension Plan for future benefit accruals effective January 1, 2010.   Therefore the increase in pension expense during the current year is attributed to a lower discount rate and the corresponding lower expected return on invested assets that are measured at the end of fiscal year 2012.  During the current quarter, the Company contributed $1.75 million to its Defined Benefit Pension Trust.

Operating expenses as a percent of net sales in the current quarter decreased to 11.7% from 12.1% in comparison to the prior year quarter.  These expenses would have declined further except for increased costs primarily for our pension and incentive bonus plans as discussed above.

The Company is a partner in VAST LLC, a global alliance of companies involved in the design and manufacture of automotive access products.  As reported in our prior earnings releases, VAST’s  operations in China incurred relocation costs associated with moves to a new facility and start-up costs associated with a new product line.  The facility move has been completed but we anticipate these start-up costs and losses to continue over the remaining current fiscal year.

Included in Other (Expense) Income in the current quarter compared to the prior year quarter were the following items (in thousands of dollars):

	December 30, 2012	January 1, 2012
Foreign Currency Transaction Gain (Loss)	$142	$(95)
Net Realized and Unrealized Gains on Mexican Peso Option Contracts	38	397
Rabbi Trust (Loss) Gain	(11)	144
Other	18	57
	$187	$503

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market our products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and fluctuations in costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Net Sales	$72,243	$65,886	$143,050	$132,263

Cost of Goods Sold	59,936	54,646	117,030	109,519

Gross Profit	12,307	11,240	26,020	22,744

Engineering, Selling & Administrative Expenses	8,481	7,979	17,601	16,187

Income from Operations	3,826	3,261	8,419	6,557

Interest Income	10	15	13	32

Equity Loss of VAST LLC Joint Venture	(99)	(192)	(111)	(312)

Interest Expense	(10)	(23)	(15)	(54)

Other Income (Expense), Net	187	503	169	(365)

	3,914	3,564	8,475	5,858

Provision for Income Taxes	1,074	1,260	2,320	1,581

Net Income	2,840	2,304	6,155	4,277

Net Income Attributable to Non-Controlling Interest	(446)	(756)	(1,091)	(1,447)

Net Income Attributable to STRATTEC SECURITY CORPORATION	$2,394	$1,548	$5,064	$2,830

Earnings Per Share:
Basic	$0.71	$0.47	$1.50	$0.86
Diluted	$0.70	$0.47	$1.48	$0.85
Average Basic
Shares Outstanding	3,317	3,301	3,313	3,298

Average Diluted
Shares Outstanding	3,353	3,329	3,346	3,328

Other
Capital Expenditures	$2,477	$2,797	$5,188	$6,289
Depreciation & Amortization	$1,773	$1,679	$3,531	$3,331

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	December 30, 2012	July 1, 2012
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$18,569	$17,487
Receivables, Net	40,709	44,496
Inventories	26,536	21,236
Other Current Assets	16,195	18,072
Total Current Assets	102,009	101,291
Deferred Income Taxes	9,735	9,742
Investment in Joint Venture	8,400	8,139
Other Long Term Assets	486	536
Property, Plant and Equipment, Net	48,285	46,330
	$168,915	$166,038

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$22,483	$24,149
Borrowings Under Line of Credit Facility	2,250	-
Other	30,723	32,824
Total Current Liabilities	55,456	56,973
Accrued Pension and Post Retirement Obligations	21,155	21,667
Shareholders’ Equity	256,524	252,280
Accumulated Other Comprehensive Loss	(35,087)	(35,757)
Less: Treasury Stock	(135,955)	(135,971)
Total STRATTEC SECURITY CORPORATION Shareholders’ Equity	85,482	80,552
Non-Controlling Interest	6,822	6,846
Total Shareholders’ Equity	92,304	87,398
	$168,915	$166,038

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)
   (Unaudited)

	Second Quarter Ended		Six Months Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Cash Flows from Operating Activities:
Net Income	$2,840	$2,304	$6,155	$4,277
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Loss in VAST LLC Joint Venture	99	192	111	312
Depreciation and Amortization	1,773	1,679	3,531	3,331
Foreign Currency Transaction (Gain) Loss	(142)	94	313	(1,605)
Unrealized (Gain) Loss on Foreign Currency Option Contracts	(38)	(589)	(349)	1,716
Stock Based Compensation Expense	394	197	470	371
Change in Operating Assets/Liabilities	(622)	1,541	(4,194)	(3,208)
Other, net	(31)	-	(61)	16

Net Cash Provided by Operating Activities	4,273	5,418	5,976	5,210

Cash Flows from Investing Activities:
Investment in Joint Ventures	-	(200)	(200)	(200)
Additions to Property, Plant and Equipment	(2,477)	(2,797)	(5,188)	(6,289)
Proceeds from Sale of Property and Equipment	31	-	61	-
Net Cash Used in Investing Activities	(2,446)	(2,997)	(5,327)	(6,489)

Cash Flow from Financing Activities:
Borrowings on Line of Credit Facility	750	-	2,250	-
Dividends Paid to Non-Controlling Interest of Subsidiary	-	-	(1,131)	-
Dividends Paid	(352)	(335)	(688)	(670)
Repayment of Loan to Related Parties	-	(450)	-	(850)
Exercise of Stock Options and Employee Stock Purchases	52	48	71	64

Net Cash Provided by (Used in) Financing Activities	450	(737)	502	(1,456)

Effect of Foreign Currency Fluctuations on Cash	18	(109)	(69)	248

Net Increase (Decrease) in Cash & Cash Equivalents	2,295	1,575	1,082	(2,487)

Cash and Cash Equivalents:
Beginning of Period	16,274	13,188	17,487	17,250
End of Period	$18,569	$14,763	$18,569	$14,763